Exhibit 10.2

February 19, 2020

Mr. Joshua Bixby

Re: Fastly, Inc. 2019 Equity Incentive Plan

Dear Joshua,

Further to the recent offer of employment with Fastly International (Holdings) Ltd. (“Fastly International”), I write to inform you that Fastly, Inc. (the “Company”) proposes to make a grant of equity awards to you, subject to approval by Board of Directors or its designated committee (the “Board”).

The terms of your Employment Agreement provide that, before the last day of November (and during an otherwise open trading window), you may make an irrevocable election (on a form prescribed by the Company) to reduce your salary for the following calendar year (but in any case no lower than the applicable minimum wage) by providing written notice to Fastly International of such election. The Company agrees that, if you make such election and timely provide notice to Fastly International, the Company will grant you restricted stock units covering shares of the Company’s Class A Common Stock with a value based on the amount of such reduction (each, an “Annual RSU”). Such election with respect to the annual RSU shall be made in compliance with applicable tax laws. Any such Annual RSU will be granted in February of the applicable year and the number of RSUs subject to each Annual RSU will be based on the average trading price of the Company’s Class A common stock in January of such year. Each Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to your continued service with the Company.

You will be granted three awards of restricted stock units covering shares of the Company’s Class A common stock (“RSUs”):

•

The first RSU will have a value of USD $4,000,000 (the “First RSU Grant”). The First RSU Grant will vest as to 12.5% of the total RSUs on the 15th of August 2020 and thereafter in 14 equal (i.e. 6.25% of the total RSUs will vest per quarter) quarterly installments (November, February, May, and August), in each case subject to your continued service with the Company;

•

The second RSU will have a value of USD $1,008,000 (the “Second RSU Grant”). The Second RSU Grant will vest following the Board’s (or a committee thereof) determination that you have achieved Company and individual performance targets for 2020, with the performance target being 100% (valued at USD $504,000) and up to a maximum of 200% performance target. Following such determination, the Second RSU Grant will vest, based on the extent such targets were achieved, in four equal quarterly installments on the 15th of February, May, August, and November 2021, in each case subject to your continued service with the Company; and

•

The third RSU will have a value of USD $390,360 (the “Third RSU Grant”). The Third RSU Grant will vest as to 50% of the RSUs on the 15th of August 2020 and thereafter as to 25% of the RSUs on November 15th and February 15th, in each case subject to your continued service with the Company.

The number of RSUs under the First RSU Grant, the Second RSU Grant, and Third RSU Grant will be determined by the Board based on the average trading price of Fastly, Inc.’s Class A common stock in January 2020. Your RSUs, including any Annual RSU, will be subject to the provisions of the Fastly, Inc. 2019 Equity Incentive Plan (the “Equity Plan”) and related award agreement. In case of any conflict between the terms of this equity letter agreement and the Equity Plan or any award agreement thereunder, the terms of the Equity Plan and award agreement will control.

Under the terms of the Plan, you may also be required to agree as a condition of grant of the RSUs to indemnify your employer in respect of any income tax and social security contributions (including employer contributions, to the extent permitted by law) arising in connection with the grant, vesting or exercise of the RSUs, and/or to enter into tax elections specified by the Company or your employer.

Your RSUs will be eligible for the acceleration benefits under the Company’s Executive Change of Control and Severance Benefit Plan.

Finally, this letter serves as our confirmation that the Independent Contractor Services Agreement, by and between Fastly, Inc. and Possibilities Training Group, dated October 28, 2013, has been terminated as of the start date of your employment with Fastly International.

Please let me know if you have any questions in connection with the above.

Sincerely,

/s/ David Hornik
David Hornik
On behalf of the Board of Directors of Fastly, Inc.

ACKNOWLEDGED AND AGREED

/s/ Joshua Bixby
Joshua Bixby